EXHIBIT 10(a)


                Medical Enterprises International

             Manufacturer's Representative Agreement







































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             MANUFACTURER'S REPRESENTATIVE AGREEMENT

Agreement made effective as of July 1, 1995 between Medical
Enterprises International (MEI) and Versus Technology, Inc. (VTI).

                             RECITALS

VTI designs and manufactures infra red tracking systems for use by hospitals and other medical organizations (the "VTI products").
MEI has established a qualified technical medical sales organization made up of independent manufacturers representatives throughout the USA.

VTI wishes to appoint MEI as its sales and marketing representative for the VTI products upon the terms and conditions hereinafter set forth.

                           AGREEMENT

Now, therefore, in consideration of the mutual covenants, premises and understandings contained in this agreement, VTI and MEI agree as follows:

1. Exclusive Sales Representative. VTI grants to MEI the exclusive right to solicit orders for the VTI products, as defined above, through its network of independent representatives in all parts of the medical community in the USA. VTI further grants MEI the non exclusive right to solicit orders from industrial customers outside the medical field, for any other products currently for sale by VTI as of the date of this Agreement so long as such activity does not conflict with any agreements now or later put in place by VTI and as described to MEI by VTI; the intention being hereby stated that if VTI shall grant to another an exclusive right to solicit orders for any of such other products, then MEI's non-exclusive rights as stated in this sentence shall terminate. VTI retains the right to itself directly solicit and accept orders for the VTI products from time to time, if MEI was not the procuring cause of the order and MEI is not called upon to service the account. Notwithstanding any of the foregoing, MEI acknowledges that VTI already has an existing agreement with Windemuller Electric, Inc.; MEI agrees that VTI and Windemuller Electric's performance of such agreement is permitted, and is not in conflict with MEI's rights under or in connection with this Manufacturer's Representative Agreement.

2. Acceptance of Orders. All orders are subject to acceptance or rejection by an authorized officer of VTI and to the approval of VTI's credit department, and VTI may accept or reject any such order at its sole discretion, with or without cause. VTI shall be responsible for all credit risks and collections, except as herein otherwise set forth.



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3.   Terms of sale.  All sales shall be at prices and upon terms established by VTI and it shall have the right, in its sole discretion, from time to time to establish, change, alter or amend prices and other terms and conditions of sale. MEI shall not accept orders in VTI's name or make price quotations or delivery promises without VTI's prior approval, which shall be confirmed in writing.

4.   Compensation.

     (a) On system sales, the order for which MEI was the procuring cause, VTI shall pay to MEI, as the entire compensation for MEI's services rendered under this agreement, a commission of 35% of the invoiced price of the VTI products sold pursuant to such order. Shipping and mailing costs, taxes, insurance, and allowances or discounts granted to the customer by VTI, shall be excluded from amounts against which commissions are based. It is understood that approximately 57% of such commission will be paid by MEI to the independent representative organization responsible for procuring the order and that approximately 43% of such commission will remain with MEI. Payment to be made to MEI from VTI within 15 days following receipt of final payment from the customer.

     (b)  On rental plans:

          The commission on rentals will be structured as illustrated in Appendix A.

     (c)  Returns

          If commission has been paid and a return takes place requiring repayment to a customer, a covenants to MEI for the commission amount paid will be made.

5. Responsibility of MEI and Associated Agents. The following shall be among the responsibilities of MEI, provided, however, VTI's sole remedy for non performance shall be termination of this agreement pursuant to paragraph 11, and in no event shall MEI be liable for incidental or consequential damages to VTI:

     (a) Establish professional independent representative network throughout the U.S. medical market within 4 months from the date of this agreement.

     (b) Employ their best efforts to promote the sale of the VTI products within the assigned markets.

     (c) Represent VTI, through MEI's affiliates, in all aspects of the sale of VTI products, from taking the order to



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          assisting in installation, handling in service education
          (after suitable training) and helping to make collections when necessary.

     (d) Develop and implement rental plans for and with the approval of VTI.

     (e) Develop and implement leasing programs for and with the approval of VTI.

     (f) Provide sales forecasts by territory within the market, and deliver bona fide orders for VTI products aggregating not less than 80% of said forecasts.


     (g) Recommend trade shows to attend and provide the manpower to cover those selected.

     (h) Function as an extension of the VTI marketing department to assist with marketing plans and materials as requested.

     (i) Provide information concerning performance of the systems including customer comments and complaints.

     (j)  Provide information concerning competitive products.

     (k)  Recommend new application ideas.

     (l) Maintain communications with the independent representatives through a combination of sales bulletins and a periodic newsletter (CAVU).

6. Responsibility of VTI. The following shall be among the responsibilities of VTI, provided, however, MEI's sole remedy for non performance shall be termination of this agreement pursuant to paragraph 11, and in no event shall VTI be liable for incidental or consequential damages to MEI:

     (a) Provide the end customer with VTI products of high quality and design following current GMP standards.

     (b) Provide support materials in the form of literature, brochures, video tapes, articles by professionals as proof statements, and any other material that would assist in the sale of the VTI products.

     (c)  Attend selected trade shows to promote the VTI products.

     (d) Support the VTI products with advertising and press releases.

     (e) Provide suitable demonstration aides to assist the field sales representatives.

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     (f)  Provide modem support to customers.

     (g) Provide installation assistance where and when required at then prevailing prices.

     (h) Provide and communicate to customers the current warranty on VTI products.

7. Invoices. A copy of all invoices for VTI products sold by VTI with respect to which a commission will be due will be forwarded by VTI to MEI concurrently with delivery of the invoice to the customer. MEI will forward a copy to its responsible affiliated representative.

8. Proprietary Rights and Information. MEI and affiliates shall be entitled to use VTI trademarks and commercial symbols applicable to the products for the purpose of indicating that MEI and affiliates are authorized to represent VTI. This authorization shall not be interpreted as a license for use of such trademarks or symbols, and MEI shall not use VTI's trademarks or symbols in any manner not approved by VTI. MEI agrees that all of VTI's intellectual or proprietary properties which MEI learns or comes into possession of in connection with and during MEI's association with VTI shall remain the sole property of VTI, and MEI will maintain for VTI's sole benefit the confidentiality of any information of VTI which VTI has informed MEI shall be kept as confidential.

9. Relationship Created. MEI and its affiliates are not employees, agents or partners of VTI for any purpose, and are independent contractors responsible for their own operating expenses including, without implied limitation, travel, entertainment, clerical staff and general selling expenses incurred in the sales effort. VTI shall have no responsibility for any such expenses unless VTI has specifically agreed in writing.

10. Representation of Other Firms. During the term of this agreement, MEI and affiliates will devote such time as is necessary to the sale of VTI products. VTI recognizes that MEI and its affiliates may represent other firms and companies but it is specifically understood that MEI and all affiliates associated with VTI shall in no event represent companies that are in direct competition with VTI.

11. Termination. This agreement shall commence effective as of the date first above stated and shall continue for a term of 2 years. Thereafter, the agreement will automatically be renewed for 12 month terms unless notice of non renewal is given as follows: Either VTI or MEI may give written notice to the other of its intent not to renew this agreement, without cause, at the expiration of the then effective term, which notice shall be given not later than sixty (60) days before


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     such expiration date.  In addition, either party may terminate this agreement at any time by written notice to the other, effective as specified in the notice, in the event the other party violates or fails to perform any obligation or condition contained in this agreement or any other contract between the parties, becomes insolvent, makes an assignment for the benefit of creditors, or proceedings are brought by or against such person under any bankruptcy or other insolvency laws, including any reorganization, arrangement or receivership.

     Any notice given pursuant to this paragraph shall be in writing and shall be sufficient if delivered personally or mailed by regular mail, and shall be deemed to have been given on the date of posting or personal delivery as the case may be.

     In the event of termination, MEI and affected affiliates will return to VTI all samples, equipment, promotional materials, documents containing confidential information, and supplies as requested, and shall discontinue use of VTI trademarks or symbols.

     In the event of termination of this agreement, MEI and its affiliates will be eligible to receive commissions on sales from any orders received by VTI within 6 months following the effective date of the termination provided a VTI quotation has been given to the customer on or before the date of termination. The commission on those sales, if any, will be at the following rates:

               Sales orders received by VTI within 2 months following effective date of termination...will receive full commission (35%).

               Sales orders received by VTI 2-4 months after effective date of termination will receive 25% commission.


               Sales from orders received by VTI 4-6 months after effective date of termination will receive 20% commission.

12. Indemnification. VTI indemnifies and holds harmless MEI and its affiliates from any and all liability arising out of use of the VTI products, provided that such liability does not arise from the negligence or misconduct of MEI or its affiliates, unauthorized changes made by MEI or its affiliates in either the products or descriptive literature, or failure to conform with VTI's approved promotional materials or other policies. MEI shall indemnify and hold harmless VTI from any and all liability arising from the negligence or misconduct



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     MEI or its affiliates, or unauthorized changes made by MEI or its affiliates in VTI products or VTI's descriptive literature, or failure to conform with VTI's approved promotional materials or other policies.

13. Assignment. VTI has entered into this agreement with MEI based upon its evaluation of MEI's form and method of conducting business, current ownership, business acumen, capacity to sell and service the products and business reputation. VTI understands, and MEI covenants to VTI, that the conditions of this agreement will be conveyed to all MEI affiliates and that they will be bound by the same provisions as are contained herein.

14. Notices and Requests. Unless otherwise specifically provided in this agreement, any notice, demand or request required or permitted to be given hereunder shall be in writing and shall be deemed effective twenty-four (24) hours after having been deposited in the United States mail, postage prepaid, registered or certified, and addressed to the addressee at the principal office set forth above. Any party may change its address for purposes of this agreement by written notice given in accordance herewith.

15. Adjustment and Adjudication of Disputes. The parties shall be free to bring all differences of interpretation and disputes arising in connection with this agreement to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder, and the offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting.

     This agreement shall be governed and construed pursuant to, and in accordance with, the laws of the State of Michigan, excluding any conflicts of laws provisions. Any litigation involving any claim arising out of or relating to this agreement shall be brought in the circuit court for the County of Grand Traverse, Michigan, or in the federal district court for the Western District of Michigan. In the event of litigation, the prevailing party may recover court costs and reasonable attorneys' fees.

     If any provision or term of this agreement is held to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

16. Entire Agreement; Binding Effect. This agreement constitutes the entire agreement between VTI and MEI concerning the subject matter of this agreement and supersedes all prior and contemporaneous agreements between the parties. This agreement may be amended only by an instrument in writing


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     expressly referring to this agreement and specifically stating that it is intended to amend it. No party is relying upon any warranties, representations or inducements not set forth in this agreement. This agreement shall bind and benefit VTI and MEI as well as their respective or permitted successors or assigns, as the case may be.

IN WITNESS WHEREOF, each of the parties has caused this agreement to be signed on its behalf by a duly authorized individual, or officer, as of the date set forth above.

                              VERSUS TECHNOLOGY, INC.

                              By:       GARY T. GAISSER
                                        Gary T. Gaisser
                              Its: President and Chief Executive Officer


                              and By:   H. TERRY SNOWDAY
                                        H. Terry Snowday
                              Its: Chairman of the Board


                              MEDICAL ENTERPRISES INTERNATIONAL

                              By:       FRANK W. BROWER, JR.
                                        Frank W. Brower, Jr.
                              Its: Chairman of the Board


                              and By:   R. WES SOUTHERN
                                        R. Wes Southern
                              Its: President


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